EXHIBIT 21

List of Subsidiaries of Mid-America Apartment Communities, Inc.

America First Florida REIT Inc

Green Oaks LLC

Green Oaks Partners Limited Partnership

Jefferson at Sunset Valley, LP

Jefferson Village LP

JPI Coral Springs LP

MAAC of Duval LP

MAACH Holdings II LLC

MAACH Holdings LLC

MAACOD

MAC II of Delaware, Inc

MAC III of Delaware, Inc

MAC of Delaware Inc

MAC of Huntington Chase LLC

Mid America Apartments LP

Mid America Apartments of Duval LP

Mid America Apartments of Little Rock LP

Mid America Apartments of Savannah

Mid America Apartments of Texas LP

Mid-America CH Realty II LP

Mid-America CH Realty LP

Monthaven Management, Inc.

Monthaven Park, LLC

Paddock Club Florence LP

Preserve at Arbor Lakes LLC

Preston Hills, LLC

Timber Glen LP

Timber Manager LLC

Woods of Post House LP